Exhibit 21.1
Subsidiaries of Salton, Inc.
The following companies are direct or indirect wholly owned subsidiaries of Salton, Inc.:

	Name of Subsidiary	Jurisdiction of Incorporation

1.	Toastmaster Inc.	Missouri
2.	Salton Europe PLC	United Kingdom
3.	Salton UK	United Kingdom
4.	Salton Hong Kong Ltd.	Hong Kong
5.	Salton International CV	Netherlands
6.	Salton S.a.r.l.	Luxembourg
7.	Salton Australia Pty Ltd.	Australia
8.	Salton France S.A.S.	France
9.	Salton Deutschland GmbH	Germany
10.	Salton Brazil Limitada	Brazil
11.	Home Creations Direct Ltd.	Delaware
12.	Salton Holdings Inc.	Delaware
13.	Salton NZ, Ltd.	New Zealand
14.	Applica Consumer Products, Inc.	Florida
15.	HP Delaware, Inc.	Delaware
16.	PPC Industries Ltd.	British Virgin Islands
17.	Household Products Chile Comercial Limitada	Chile
18.	Applica de Colombia Limitada	Colombia
19.	Applica de Venezuela, C.A.	Venezuela
20.	Applica Americas, Inc.	Delaware
21.	HPG LLC	Delaware
22.	Applica Canada Corporation	Nova Scotia
23.	Applica Mexico Holdings, Inc.	Delaware
24.	Corporacion Applica de Centro America, Ltda.	Costa Rica
25.	Remdale Investments Limited	British Virgin Islands
26.	Applica Asia Limited	Hong Kong
27.	Maanring Holding B.V.	Netherlands
28.	Tofino Investment Limited	British Virgin Islands
29.	Applica Manufacturing, S. de R.L. de C.V.	Mexico
30.	Applica Servicios de Mexico, S. de R.L. de C.V.	Mexico
31.	APN Holding Company, Inc.	Delaware